Exhibit C

DATED 7 September 2020

between

GLOBAL BLUE GROUP HOLDING AG

and

SL GLOBETROTTER, L.P.

and

ANTFIN (HONG KONG) HOLDING LIMITED

SECOND AMENDED AND RESTATED

RELATIONSHIP AGREEMENT

THIS SECOND AMENDED AND RESTATED RELATIONSHIP AGREEMENT (the “Agreement”) is made on 7 September 2020

BETWEEN:

(1)           GLOBAL BLUE GROUP HOLDING AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Switzerland and identification number CHE 442.546.212 (the “Company”);

(2)           SL GLOBETROTTER, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry (the “SL Institutional Shareholder”); and

(3)           ANTFIN (HONG KONG) HOLDING LIMITED, 26/F, Tower 1, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (the “Ant Institutional Shareholder” and, together with the SL Institutional Shareholder, the “Institutional Shareholders”).

The parties to this Agreement are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

(A)                               Following the closing (the “Closing”) of a merger agreement by and among, inter alia, the Company and the Seller Parties (as defined therein), entered into on 16 January 2020 (the “Merger Agreement”), the Company owns the business known as ‘Global Blue’ and the Common Shares (as defined below) of the Company are listed on the New York Stock Exchange (the “Exchange”).

(B)                               Following Closing, each of the Institutional Shareholders owns certain Company Securities.

(C)                               The Company, the SL Institutional Shareholder and Far Point LLC entered into a relationship agreement (the “Original RA”) on January 16, 2020, and by letter agreement dated August 15, 2020, the Company, the SL Institutional Shareholder and Far Point LLC agreed that Far Point LLC would thereby be released from its liabilities and obligations, and would thereby cease to have any rights or benefits, under the Original RA and would thereby cease to be a party to the Original RA. The Company and the SL Institutional Shareholder then entered into an amended and restated relationship agreement (the “A&R RA”) to regulate the relationship between them and to govern the exercise by the SL Institutional Shareholder of its rights in respect of the Company.

(D)                               The Parties have now agreed to enter into this second amended and restated agreement to regulate the relationship between them and to govern the exercise by each of the Institutional Shareholders of their rights in respect of the Company and to amend and restate the A&R RA which will be superseded in its entirety by this Agreement.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               The following terms shall, unless the context otherwise requires, have the following meaning:

“Affiliate” means with respect to a Person (the “First Person”):

(i)                                     another Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the First Person;

(ii)                                  a pooled investment vehicle organised by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person (or an Affiliate thereof);

(iii)                               a fund organised by the First Person for the benefit of the First Person’s (or any of its Affiliates’) partners, officers or employees or their dependants; or

(iv)                              a successor trustee or nominee for, or a successor by reorganization of, a qualified trust (being a tax advantaged fiduciary relationship between an employer and an employee in which the employee beneficiary may use his life expectancy to determine required minimum distribution amounts), but shall, where applicable, exclude portfolio companies controlled by funds managed directly or indirectly by Silver Lake Technology Management, L.L.C., or Partners Group or portfolio companies managed directly or indirectly by Persons falling within limb (i) above in respect of any of them and any of their respective partners, officers, employees or their dependents;

“Ant Board Member” means a member of the Board designated by the Ant Institutional Shareholder for nomination by the Board in accordance with Clause 2.2.2;

“Ant Institutional Shareholder” has the meaning given thereto in the recitals of this Agreement;

“Articles” means the articles of association of the Company as amended from time to time;

“Board” means the board of the Company, as constituted from time to time;

“Board Committees” means the finance and audit committee and the nomination and compensation committee of the Board, and any other committees which the Board may have from time to time;

“Board Committee Rules” means the charters of the Board Committees as amended from time to time in accordance with the Board Rules;

“Board Meeting” means the board meeting of the Board Members;

“Board Member” means a member of the Board;

“Board Rules” means the organizational regulations of the Board as amended from time to time in accordance with their terms;

“Business Day” means any day, except a Saturday or Sunday or English bank or public holiday in the Cayman Islands, London, New York or Zurich (Switzerland);

“Closing” has the meaning given thereto in the recitals of this Agreement;

“Code of Best Practice” means the Swiss Code of Best Practice for Corporate Governance;

“Common Shares” means the registered ordinary shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any shares into which any such Common Shares shall have been changed or any shares resulting from any reclassification of any such Common Shares;

“Company” has the meaning given thereto in the recitals of this Agreement;

“Company Securities” means, together, the (i) Common Shares, (ii) Series A Preferred Shares and (iii) Warrants;

“Confidential Information” means any information of a secret or confidential nature concerning the Global Blue Group received at any time prior to or after the date of this Agreement, but excluding any information which:

(i)                                     was in the possession of or was known to any member of the relevant Institutional Shareholder’s Group prior to its receipt from the Global Blue Group (other than through a breach of Clause 4 of this Agreement);

(ii)                                  was or is independently developed by any member of the relevant Institutional Shareholder’s Group without the utilization of such Confidential Information;

(iii)                               is or becomes public knowledge without the fault of any member of the relevant Institutional Shareholder’s Group; or

(iv)                              is or becomes available to any member of the relevant Institutional Shareholder’s Group from a source other than the Global Blue Group in circumstances where any member of any Institutional Shareholder’s Group is not aware that disclosure has been made in breach of an obligation of confidentiality;

“Control” means, with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (c) the right to manage, or direct the management of, on a discretionary basis, the assets of such Person, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing);

“Deed of Accession” means a deed of accession to this Agreement in the form attached as Schedule 1 (Deed of Accession) hereto;

“Dispute” has the meaning given thereto in Clause 8.9 of this Agreement;

“Executive Board Member” means a member of the Board who is an executive of the Global Blue Group from time to time and being, as at the date hereof, Jacques Stern;

“Exchange” has the meaning given thereto in the recitals of this Agreement;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder;

“General Meeting” means the general meeting of shareholders of the Company;

“Global Blue Group” means the Company, its group companies and its direct and indirect subsidiaries;

“Group” means:

(i)                                     in the case of the SL Institutional Shareholder, the SL Institutional Shareholder and Partners Group, and each of their respective Affiliates, but excluding the Global Blue Group; or

(ii)                                  in the case of the Ant Institutional Shareholder, the Ant Institutional Shareholder and each of its direct and indirect subsidiary undertakings;

“Independent Board Member” means a member of the Board who is considered by the Company to be independent in accordance with the requirements of the Exchange (including, in the context of members of the finance and audit committee, under Rule 10A-3 under the Exchange Act, as applicable) and the standards of independence promulgated by the Board from time to time;

“Information” has the meaning given thereto in Clause 4.1 of this Agreement;

“Institutional Shareholders” has the meaning given thereto in the recitals of this Agreement;

“Institutional Shareholder Board Member” means a member of the Board designated by any Institutional Shareholder for nomination by the Board in accordance with Clause 2.2.1 or  2.2.2;

“Management Information Package” means a package of information relating to the Global Blue Group made up to, and as at the end of, the relevant calendar month, in such form as has been produced in the six months prior to the date of this Agreement or as subsequently specified by the Board but at least incorporating a profit and loss account, balance sheet and cash flow statement for the Global Blue Group on a monthly basis and year-to-date basis together with a breakdown identifying variances from the Global Blue Group’s annual operating budget and the prior year figures and showing annual totals for Sales-in-Store, revenue, and EBITDA;

“Merger Agreement” has the meaning given thereto in the recitals of this Agreement;

“Parties” has the meaning given thereto in the recitals of this Agreement;

“Partners Group” means Partners Group Client Access 5, L.P. Inc., Partners Group Private Equity (Master Fund), LLC, and Partners Group Barrier Reef, L.P.;

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization;

“Series A Preferred Shares” means the registered series A convertible preferred shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any share into which any such Series A Preferred Shares shall have been changed or any shares resulting from any reclassification of any such Series A Preferred Shares;

“SL Board Member” means a member of the Board designated by the SL Institutional Shareholder for nomination by the Board in accordance with Clause 2.2.1;

“SL Institutional Shareholder” has the meaning given thereto in the recitals of this Agreement;

“Takeover Offer” means a public takeover offer for all or part of the Common Shares;

“Voting Shares” means, together, the Common Shares and the Series A Preferred Shares.

1.2                               In this Agreement, unless the context dictates otherwise:

(i)                                     the masculine gender shall include the feminine and the neuter and vice versa and references to the singular shall include the plural and vice versa;

(ii)                                  references to “include” and “including” shall be treated as references to “include without limitation” or “including without limitation”;

(iii)                               the headings are for identification only and shall not affect the interpretation of this Agreement;

(iv)                              references to any statute or statutory provision include any code, regulation, statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision; and

(v)                                 references to any agreement or contract are to that agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

2.                                      BOARD

2.1                               The Parties acknowledge and agree that the Board shall include at least three members who qualify as Independent Board Members and the chairperson of the Board shall at all times be a non-executive Board Member. The Parties further acknowledge that the chairperson shall be elected by the General Meeting. The Board shall not at any time have more than one executive Board Member, if any, and if there is an Executive Board Member, this shall be the chief executive officer of the Global Blue Group.

2.2                               Subject to Clause 2.6:

2.2.1                     the SL Institutional Shareholder shall have the right to designate up to three persons for nomination by the Board as SL Board Members and to designate replacements for such SL Board Members; and

2.2.2                     the Ant Institutional Shareholder shall have the right to designate one person for nomination by the Board as the Ant Board Member and to designate a replacement for such Ant Board Member, provided that: (i) such designation is in compliance with Schedule 2 (Ant Board Member); and (ii) if, from time to time, the Board has bona fide compliance or regulatory concerns about such person being a Board Member (or, pursuant to Clause 2.4, an observer), the Company shall be entitled to take such steps as may be necessary (including calling and holding an extraordinary General Meeting) to remove such person from the Board (or, as applicable, such person shall not be entitled to represent the Ant Institutional Shareholder as an observer pursuant to Clause 2.4) and the Ant Institutional Shareholder hereby undertakes to effect, or procure the effecting of, such steps as may be necessary to cause such person to resign upon the Board’s request in connection with the Board’s bona fide compliance or regulatory concerns, and the Ant Institutional Shareholder may designate a replacement for such Board Member thereafter in accordance with the terms of this Agreement, who, in each case, in the reasonable assessment of the Board, satisfy any applicable requirements imposed by the Articles, Board Rules, Board Committee Rules and any other corporate governance policies that are applicable to Board Members generally. It is understood and agreed that in no event shall such persons’ affiliation with the SL Institutional Shareholder or the Ant Institutional Shareholder (as applicable) make such persons ineligible to be members of the Board. Such persons will not need to be ‘independent’ for purposes of the Code of Best Practice or pursuant to Rule 10A3 under the Exchange Act.

2.3                               If, and at any time, any Institutional Shareholder has the right to designate a representative for nomination by the Board as a Board Member pursuant to Clause 2.2, the Company shall, following the assessment by the Board pursuant to the preceding paragraph, procure that the Board nominates the person designated by such Institutional Shareholder for election as a Board Member and to use reasonable efforts to procure the election of the person designated by such Institutional Shareholder to the Board at each relevant General Meeting, including by soliciting the vote of the shareholders of the Company to vote in favour of Board nominees and providing any other support that the Company or the Board provides to any other nominees to the Board.

2.4                               If, and at any time, any Institutional Shareholder has the right to designate a representative for nomination by the Board as a Board Member pursuant to Clause 2.2:

(i)                                     in the case of the (i) removal of its relevant Board Member, (ii) resignation, retirement, death or disability of its relevant Board Member, (iii) failure of the person designated by such Institutional Shareholder to be nominated for election to the Board at any General Meeting or (iv) the person nominated by such Institutional Shareholder not being elected by the General Meeting, the relevant Institutional Shareholder shall have the right, but not the obligation, to submit in writing to the Company a nomination for a replacement representative to the Board; and

(ii)                                  the Company agrees to nominate the person designated by such Institutional Shareholder as a new Board Member and undertakes to promptly call and hold an extraordinary General Meeting with the agenda item to elect the proposed person as a new Board Member.

Subject to this Agreement, until the new Institutional Shareholder Board Member is elected, the Institutional Shareholder who designated such Institutional Shareholder Board Member will have the right, but not the obligation, to designate a representative to attend, as an observer, the (x) meetings of the Board and (y) committees of the Board (only to the extent such Institutional Shareholder had the right to designate a Board Member to such committee) and, as an observer, such Institutional Shareholder’s representative shall (i) be entitled to participate, without voting rights, in all (x) Board and (y) committee (only to the extent such Institutional Shareholder had the right to designate a Board Member to such committee) meetings; (ii) receive the same information and materials as the other Board Members; (iii) be invited to meetings at the same time as the other directors; and (iv) be entitled to the same expense reimbursement as the other directors, in each case to the extent permitted under applicable law. Such observer may share information as though Clause 2.7 applied but subject to any directions or restrictions determined by the Board from time to time.

2.5                               If, and at any time, any Institutional Shareholder has the right to nominate a representative to the Board pursuant to Clause 2.2, such Institutional Shareholder shall be entitled to require that its representative not be nominated for re-election at the next annual General Meeting or that the Company convene an extraordinary General Meeting to effect the dismissal of such representative from the Board.

2.6                               Each Institutional Shareholder’s right to designate for nomination by the Board persons as Board Members, and to propose replacements for Board Members, shall be varied in accordance with the following provisions:

2.6.1                     if the SL Institutional Shareholder’s Group directly or indirectly holds less than 20% of the Voting Shares (from time to time), the SL Institutional Shareholder will have the right to designate only two persons for nomination by the Board as SL Board Members;

2.6.2                     if the SL Institutional Shareholder’s Group directly or indirectly holds less than 10% of the Voting Shares (from time to time), the SL Institutional Shareholder will have the right to designate only one person for nomination by the Board as a SL Board Member provided that this Clause 2.6.2 will only apply from the expiry of two years following Closing;

2.6.3                     if the SL Institutional Shareholder’s Group directly or indirectly holds less than 5% of the Voting Shares (from time to time), the SL Institutional Shareholder shall not have the right to designate any persons for nomination by the Board as a SL Board Member provided that this Clause 2.6.3 will only apply from the expiry of two years following Closing; and

2.6.4                     if the Ant Institutional Shareholder’s Group directly or indirectly holds less than 5% of the Voting Shares (from time to time) and/or such other conditions as may be agreed between the Ant Institutional Shareholder and the Company from time to time cease to be satisfied, the Ant Institutional Shareholder shall not have the right to designate any persons for nomination by the Board as an Ant Board Member.

2.7                               The Parties acknowledge that where an Institutional Shareholder Board Member receives (i) in a capacity other than that of a member of the Board, information which imposes on him or her a duty of confidentiality, he or she shall not be obligated to disclose that information to the Company or to the Board unless he or she is required to disclose such information, or take any other step, to comply with his or her fiduciary duties and statutory obligations as a member of the Board, and (ii) subject to Clause 4, any information relating to the Company or the Global Blue Group (in his or her capacity as a member of the Board or otherwise), the Institutional Shareholder Board Member may, subject to his or her fiduciary duties and statutory obligations as a member of the Board and subject to any restrictions under applicable law and provided that where such information is subject to legal privilege only to the extent that legal privilege is maintained, communicate such information to any member of the relevant Institutional Shareholder’s Group, provided that any such information so communicated shall be subject to Clauses 4.6 and 4.7.

2.8                               The Company and the Board shall be permitted to withhold from the Ant Board Member any Confidential Information relating to commercial relationships between any member of the Global Blue Group, on the one hand, and the Ant Institutional Shareholder or its affiliates, on the other hand (including the strategic business cooperation agreement contemplated between Global Blue SA and Alipay.com Co., Ltd or any of its affiliates), and any other Confidential Information which the Company reasonably determines is commercially sensitive, taking into account such commercial relationships. Upon the request of any other Board Member, the Ant Board Member shall be recused from any meeting (or part thereof) during which any such Confidential Information or commercial relationships are to be disclosed to or discussed by the Board. To the extent that the Ant Board Member inadvertently receives such Confidential Information, the Ant Board Member shall immediately return the Confidential Information to the Company or the Board, as applicable, and, notwithstanding the provisions of Clause 4.7(i), agrees not disclose such Confidential Information to any member of the Ant Institutional Shareholder’s Group.

2.9                               Subject to any other agreement between any Institutional Shareholder Board Member and the Company, each Institutional Shareholder Board Member and any observer appointed pursuant to Clause 2.4 will be covered by: (a) (irrespective of any separate insurance arranged by the relevant Institutional Shareholder’s Group) the Company’s directors’ and officers’ liability insurance (if any) during their appointment and for a period of at least four years following the date of their resignation or removal from the Board and (b) the Company’s indemnity policy during their appointment and for a period of at least six years following the date of their resignation or removal from the Board, in each case on terms at least as favourable to the Institutional Shareholder Board Member or observer (as applicable) as the insurance (if any) and indemnity policy in place at the date of Closing, in the case of insurance where such insurance is then reasonably commercially available. The terms of the Company’s directors’ and officers’ liability insurance (if any), the Company’s indemnity policy any other relevant policy of insurance or other policy will remain at all times available to the Institutional Shareholders from the Company on request.

2.10                        The Board, following consultation with outside counsel if deemed necessary, shall determine any measures to address any actual or potential conflict of interest in accordance with the Board Rules.

3.                                      BOARD COMMITTEES

3.1                               The Company shall procure that the Board shall have a finance and audit committee and a nomination and compensation committee. In addition, the Board may establish more committees from time to time. The members of the nomination and compensation committee will be appointed by the shareholders’ meeting upon proposal by the Board. The members of all other committees will be appointed by the Board.

3.2                               The Company and each Institutional Shareholder agree that (i) each of the Board Committees shall consist of at least two members and (ii) the SL Institutional Shareholder has the right to nominate one director (which whilst he or she must be a member of the Board does not have to be an Institutional Shareholder Board Member nominated by the SL Institutional Shareholder) to serve on each Board Committee (provided that the finance and audit committee shall consist only of Independent Board Members), for so long as the SL Institutional Shareholder has the right to designate at least two persons for nomination by the Board as SL Board Members in accordance with Clause 2. As long as there is at least one Institutional Shareholder Board Member nominated by the SL Institutional Shareholder, the SL Institutional Shareholder shall have the right to appoint one Person to attend finance and audit committee meetings as an adviser without participating in the decision-making and voting process of the committee. The terms of appointment of such adviser shall be determined by the Board and shall include customary confidentiality obligations but shall not entitle such adviser to any remuneration or the payment of any expenses by the Company and may provide for limitations of liability and an indemnity no less favourable that those offered to the Board Members.

3.3                               The Parties agree that no Executive Board Member shall sit on the finance and audit committee or the nomination and compensation committee.

4.                                      INFORMATION SHARING

4.1                               The Company shall provide or procure that each Institutional Shareholder is promptly provided, to the extent permitted by applicable laws and regulations, with all such information (the “Information”) in respect of any Global Blue Group company necessary in order for each Institutional Shareholder’s Group (as applicable) to:

(i)                                     complete any tax return, compilation or filing as required by applicable law or deal with any enquiry from a tax authority;

(ii)                                  comply with any financial, regulatory or other reporting obligations which apply to any member of any Institutional Shareholder’s Group as required by applicable law; or

(iii)                               comply with any other laws, rules or regulations which apply to any member of any Institutional Shareholder’s Group.

4.2          Without prejudice to the generality of Clause 4.1 above, to the extent permitted by applicable laws and regulations and the rules and regulations of the Exchange, the Company will maintain, and will procure that each member of the Global Blue Group maintains, effective and appropriate control systems in relation to the financial, accounting and record-keeping functions of the Global Blue Group. Each Board Member will be entitled to receive: (i) a detailed draft operating budget (including a cash flow and capital expenditure forecast) for the Global Blue Group in respect of its next financial year, in such form as has been produced in the six months prior to the date of this Agreement, not later than twenty days before the end of each financial year; and (ii) the Management Information Package for each monthly accounting period as soon as reasonably practicable and in any event within four weeks of the end of such period, provided that any Institutional Shareholder Board Member may at any time and from time to time notify the Company that he elects not to receive the Management Information Package or other specified information (or to cancel or vary any such prior election). Each Institutional Shareholder Board Member will be entitled to (x) share any information received in (i) and (ii) of the preceding sentence with the relevant Institutional Shareholder; and (y) such information and such access to the officers, employees and premises of the Global Blue Group as it may reasonably require for the purposes of enabling each Institutional Shareholder to monitor its investments in the Company, in each case for (x) and (y) for so long as the relevant Institutional Shareholder’s Group holds at least 10% of the Voting Shares (from time to time).

4.3                               The Company shall procure that any document or information that is to be supplied under this Agreement which is not in the English language is accompanied by an accurate English translation (subject to each Institutional Shareholder’s consent to the contrary).

4.4                               Nothing in this Agreement shall prohibit or restrict the Company from disclosing, in accordance with such laws or applicable rules or regulations to which the Company is or becomes subject by virtue of securities of the Company being admitted to listing or trading on any stock exchange, any inside information if and when such disclosure is required under or pursuant to the Exchange Act, or such other laws or applicable rules or regulations to which the Company is or becomes subject by virtue of securities of the Company being admitted to listing or trading on any stock exchange.

4.5                               Nothing in this Agreement shall require the Company, or any director, officer or employee of the Company, to disclose inside information to the extent that such disclosure would violate any applicable law. The Parties acknowledge that pursuant to the Exchange Act they are prohibited from using inside information to effect transactions in Company Securities and from disclosing inside information to third parties except as permitted by applicable laws and applicable Company policies.

4.6                               Each Institutional Shareholder shall procure that all Information provided to it or to any member of its Group pursuant to Clause 2.7, Clause 3.2 or Clause 4.1 shall be treated as Confidential Information and shall be used in accordance with applicable laws and regulations.

4.7                               Each Institutional Shareholder shall ensure that any Confidential Information it or any of its Institutional Shareholder Board Members or any observer appointed by it pursuant to Clause 2.4 or any adviser appointed by it pursuant to Clause 3.2 receives will be treated strictly confidentially and only be disclosed:

(i)                                     to the extent necessary to any member of its Group, and any member of its Group’s respective directors, officers and employees, auditors, professional advisors and other representatives, on terms that such recipient shall only use such Confidential Information in connection with that Person’s legitimate interests as a shareholder or representative or advisor of a shareholder of the Company. In no circumstances shall any such Confidential Information be shared with a company that competes with the business of the Global Blue Group (or its advisors or representatives); provided that possession or knowledge of such Confidential Information by any member of any Institutional Shareholder’s Group or its designated representatives on a company’s board of directors or governing body shall not, solely for that reason, be deemed imputed to such company; and provided further that possession or knowledge of such Confidential Information by any member of any Institutional Shareholder’s Group or its representatives carrying out a central management function with respect to a portfolio of investments, including legal, compliance, governance, audit, risk, investment committee or other oversight functions, which may include such a competing business shall not, solely for that reason, be deemed imputed to such company where such information is not disclosed to, or used in relation to, such competing business;

(ii)                                  to any actual or potential providers of finance to the Global Blue Group and/or any member of any Institutional Shareholder’s Group and/or for the refinancing of any of the funding provided by any such finance providers provided that such finance providers are themselves subject to confidentiality obligations;

(iii)                               if requested or required by applicable law or by a competent court;

(iv)                              if requested or required by any competent securities exchange or competent regulatory or governmental body or other authority with relevant powers to which the disclosing person is subject or submits;

(v)                                 if necessary to enforce this Agreement in court proceedings; or

(vi)                              if the Company has given its written consent to disclosure.

5.                                      RELATIONSHIP BETWEEN THE PARTIES

5.1                               The Company and each Institutional Shareholder undertake that transactions and relationships between a member of its respective Institutional Shareholder’s Group and a member of the Global Blue Group and any agreements or arrangements between a member of its respective Institutional Shareholder’s Group and a member of the Global Blue Group will be on terms no less favourable to the Company than those it could obtain at an arm’s length and on a customary commercial basis (other than in connection with arrangements in existence prior to Closing between a member of the Ant Institutional Shareholder’s Group and a member of the Global Blue Group).

5.2                               Each Institutional Shareholder undertakes that the voting rights attached to the Voting Shares directly or indirectly held by each Institutional Shareholder (from time to time) shall not be exercised to procure any amendment to the Articles which would be inconsistent with any of the provisions of this Agreement without the Company’s consent.

5.3                               Each Institutional Shareholder undertakes that the voting rights attached to the Voting Shares held directly or indirectly by each Institutional Shareholder (from time to time) shall not be exercised to prejudice the Company’s suitability for becoming, or its status once it becomes, a listed company on the Exchange or the Company’s ongoing compliance with the Articles, the applicable Exchange rules and any other laws or regulations, in each case to the extent applicable to the Company, provided that this shall not prevent any member of any Institutional Shareholder’s Group from:

(i)                                     accepting a Takeover Offer;

(ii)                                  itself making a Takeover Offer; or

(iii)                               selling its Voting Shares, subject to the relevant provisions of this Agreement.

5.4                               The obligation of the Parties are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft) in accordance with article 530 et seq. of the Swiss Code of Obligation.

6.                                      TERMINATION

6.1                               This Agreement shall terminate with immediate effect upon the earliest of:

(i)                                     with respect to the SL Institutional Shareholder, its Group ceasing to own or control, directly or indirectly, any Company Securities;

(ii)                                  with respect to the Ant Institutional Shareholder, its Group ceasing to have the right to designate any persons for nomination by the Board as an Ant Board Member pursuant to Clause 2.6.4;

(iii)                               upon mutual written consent of the Parties; and

(iv)                              upon the expiry of the period of 25 years from the date of Closing.

6.2                               Each Institutional Shareholder may terminate this Agreement (with respect to itself only) with immediate effect by written notice to the Company on or at any time after:

(i)                                     any Person acquires or obtains Control of the Company;

(ii)                                  the General Meeting passes a resolution for the winding up of the Company or a court of competent jurisdiction makes an order for the Company’s winding up or dissolution;

(iii)                               the commencement of any legal proceedings in relation to bankruptcy or other types of insolvency-related reorganization proceedings of the Company, unless such proceedings are frivolous or vexatious and are discharged, stayed or dismissed within 60 calendar days of commencement; or

(iv)                              the Company makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally.

6.3                               After termination of this Agreement, all rights and obligations of the Parties under this Agreement shall end except for this Clause 6 and Clauses 1 (Definitions and Interpretations), 4 (Information Sharing), provided that Clauses 4.1 and 4.2 shall only remain effective with respect to any reporting period during which any Institutional Shareholder’s Group held Voting Shares, 8.8 (Governing Law) and 8.9 (Dispute Resolution) which will remain in full force and effect.

7.                                      BUSINESS OPPORTUNITIES

7.1                               Subject to Clauses 4.6, 4.7 and 7.2, each member of each Institutional Shareholder’s Group and (subject to his fiduciary duties as a director) any Institutional Shareholder Board Member may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or any business of the Global Blue Group, and may provide advice and other assistance to any such investment, business venture or entity, and the Company shall have no rights in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with any business of the Global Blue Group, shall not be deemed wrongful or improper. Neither any member of any Institutional Shareholder’s Group nor (subject to his fiduciary duties as a director) any Institutional Shareholder Board Member shall be obliged to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, it could be taken by any member of the Global Blue Group, and any member of any Institutional Shareholder’s Group and (subject to his fiduciary duties as a director) any Institutional Shareholder Board Member shall have the right to take for its or his own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

7.2                               Notwithstanding anything in this Clause 7 to the contrary, each Institutional Shareholder agrees, for itself and on behalf of each member of its Institutional Shareholder’s Group, that none of them shall, without the prior written consent of the Board, use non-public information relating to the Global Blue Group first obtained by such Institutional Shareholder or any member of its Institutional Shareholder’s Group pursuant to this Agreement other than for the purpose of exercising such Institutional Shareholder’s rights or monitoring its interests as a shareholder or otherwise as permitted by Clause 4.7.

8.                                      GENERAL PROVISIONS

8.1                               Scope

Except as provided elsewhere in this Agreement, none of the provisions of this Agreement shall in any way limit (and the Institutional Shareholders will not have any liability or obligations as a result of) the activities of any member of any Institutional Shareholder’s Group (excluding the Institutional Shareholders and any Institutional Shareholder Board Member, persons appointed as observers or advisers in accordance with Clauses 2.4 or 3.2 or persons receiving Confidential Information) or as provided in Clause 7 or the activities of any portfolio company of any affiliate of any member of any Institutional Shareholder’s Group.

8.2                               No recourse

Notwithstanding anything that may be expressed or implied in this Agreement and to the maximum extent permitted by applicable law, the Company covenants, agrees and acknowledges with each Institutional Shareholder, for itself and on behalf of each person referred to in this Clause 8.2, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any member of any Institutional Shareholder’s Group (other than the Institutional Shareholders) or any current or future director, officer, employee, representative, general or limited partner of any member of any Institutional Shareholder’s Group, as such, whether by enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, representative, general or limited partner or member of any Institutional Shareholder’s Group or any limited partnership or fund advised by a member of any Institutional Shareholder’s Group or assignee thereof or any investor in such limited partnership or fund, as such, for any obligation of each Institutional Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations. Each Institutional Shareholder shall be entitled to enforce the provisions of this Clause 8.2 against the Company on behalf of each other person referred to in this Clause 8.2. The provisions of this Clause 8.2 are without prejudice to any right of action the Company may have against an Institutional Shareholder Board Member in his or her capacity as a member of the Board or any persons appointed as observers or advisers in accordance with Clauses 2.4 or 3.2 or persons receiving Confidential Information and in each case are without prejudice to the terms of any other agreements made with any relevant parties.

8.3                               Entire agreement

This Agreement supersedes and terminates any preceding or concurrent oral or written agreements between the Parties and no Party shall have any right or remedy against any other Party arising out of or in connection with any such preceding or concurrent agreements unless stated otherwise in this Agreement.

8.4                               Amendment

This Agreement may only be amended by mutual agreement in writing by the Company and the SL Institutional Shareholder, except that any amendment that materially and disproportionately adversely affects the rights of the Ant Institutional Shareholder compared to those of the SL Institutional Shareholder shall require the prior written consent of the Ant Institutional Shareholder, and, for the avoidance of doubt, any amendment to the right of the Ant Institutional Shareholder to designate one person for nomination by the Board as the Ant Board Member pursuant to Clause 2.2.2 (subject to the terms and conditions herein), will require the prior written consent of the Ant Institutional Shareholder unless such amendment is required by law or regulation.

8.5                               Assignment

None of the Parties may assign or procure the assumption of its rights and obligations under this Agreement, either in whole or in part, to any other Person without the prior written consent of the Company, except that the SL Institutional Shareholder may assign or procure the assumption of its rights and obligations to any of its Affiliates on giving not less than 5 Business Days’ notice to the other Parties but without the prior consent of such Parties, subject to such assignee executing a Deed of Accession in the form attached as Schedule 1 and will thereafter be deemed to be an “SL Institutional Shareholder” and be subject to this Agreement as if the assignee was such assigning SL Institutional Shareholder. The preceding sentence shall not apply to a transfer of Common Shares (a) in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (b) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (c) a transfer made through the facilities of a registered securities exchange or automated inter-dealer quotation system and (d) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

8.6                               Counterparts

This Agreement may be signed in any number of counterparts each of which, when executed by one of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF-file shall be effective as delivery of an original counterpart of this Agreement.

8.7                               Notices

All notices and other communications under this Agreement must be in writing in English and delivered by e-mail to the appropriate addresses set out below, or to such addresses and as a Party may notify to the other Party from time to time.

To the Company:

Jeremy Henderson-Ross
General Counsel
Global Blue Group AG
Route de Crassier 7
1262 Eysins
Switzerland

To the SL Institutional Shareholder:

c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
Attention: Legal Depart.
Email: LegalStaff-UK@silverlake.com

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP
Broadbent House, 65 Grosvenor Street,
London W1K 3LH
Attention: Legal Depart.
Email: LegalStaff-UK@silverlake.com

and

Simpson Thacher & Bartlett LLP
Citypoint, One Ropemaker Street
London EC2Y 9HU
Attention: Clare Gaskell
Email: cgaskell@stblaw.com

To the Ant Institutional Shareholder:

Antfin (Hong Kong) Holding Limited

26/F., Tower One, Times Square

1 Matheson Street

Causeway Bay

Attn: Gary Liu

gary.liu@antfin.com

+852 2215 5437

8.8                               Governing law

This Agreement shall be governed by substantive Swiss law (excluding Swiss Private International Law and international treaties, in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980).

8.9                               Dispute resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its conclusion, existence, validity, invalidity, breach, amendment or termination (each, a “Dispute”), shall be finally resolved by arbitration under Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in force at the time of such submission (the “Rules”). The Rules are deemed to be incorporated by reference into this Agreement except: (i) that any provision of such Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may be agreed by the Parties.

The number of arbitrators shall be three. The Claimant(s) shall nominate one arbitrator in the Request for Arbitration. The Respondent(s) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree for a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the ICC shall select the third arbitrator (or any arbitrator that Claimant(s) or Respondent(s) shall fail to nominate in accordance with the foregoing).

The seat of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.

The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the existence of the arbitration, the arbitral proceedings, the submissions or the decisions made by the arbitral tribunal, including its awards to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (i) required by law and applicable internal reporting requirements; or (ii) necessary to recognize, confirm or enforce the final award in the arbitration.

The Parties hereby agree that, in the event of a dispute relating to any matter contained both in this Agreement and in the Articles, the provisions of this Agreement will prevail and, in particular, the provisions of this Clause 8.9 shall take precedence over the dispute resolution provisions in the Articles.

[remainder of the page intentionally left blank]

THUS AGREED AND SIGNED ON THE DATE SET FORTH ABOVE

GLOBAL BLUE GROUP HOLDING AG

/s/ Jacques Stern
By:	Jacques Stern
Title:	Director

SL GLOBETROTTER L.P.
acting by its general partner
SL GLOBETROTTER GP, LTD.

/s/ Joseph Osnoss
By:	Joseph Osnoss
Title:	Director

ANTFIN (HONG KONG) HOLDING LIMITED

/s/ Leiming Chen
By: Leiming Chen

Title: Director